                                                                      EXHIBIT 12


Alabama Gas Corporation
Computation of ratio of earnings to fixed charges
(In thousands, except for ratios)

                                                           Years ended September 30,             Twelve months
                                                -----------------------------------------------     ended
                                                  2000      1999      1998      1997     1996    June 30, 2001
                                                -------   -------   -------   -------   -------  -------------
Earnings, as defined:

Income from continuing operations
 before provision for income taxes              $40,646   $36,460   $31,987   $28,688   $26,008   $40,027

Add:
 Interest, net of amounts
  capitalized (1)                                 9,550    10,218    10,052    10,619     9,296    11,066
 Appropriate portion of rent
   expense (1/3)                                    736       693       705       760       715       730
 Dividends on preferred stock of
   subsidiary                                         0         0         0         0         0         0
                                                -------   -------   -------   -------   -------   -------

Total earnings, as defined                      $50,932   $47,371   $42,744   $40,067   $36,019   $51,823
                                                =======   =======   =======   =======   =======   =======

Fixed charges, as defined:

 Interest(1)                                    $ 9,870   $10,441   $10,994   $10,969   $ 9,585   $11,565
 Appropriate portion of rent
   expense(1/3)                                     736       693       705       760       715       730
 Dividends on preferred stock of
   subsidiary                                         0         0         0         0         0         0
                                                -------   -------   -------   -------   -------   -------

Total fixed charges, as defined:                $10,606   $11,134   $11,699   $11,729   $10,300   $12,295
                                                =======   =======   =======   =======   =======   =======

Ratio of earnings to fixed charges                 4.80      4.25      3.65      3.42      3.50      4.21
                                                =======   =======   =======   =======   =======   =======

------------
(1) Includes amortization of debt discount and expense.